Exhibit 10-j

                           THE KINGSLEY COACH, INC.

                              8% CONVERTIBLE NOTE

    Date of Issuance: November 7, 2003                        $55,000

          THE KINGSLEY COACH, a Delaware corporation, (hereinafter called the "Company"), for value received, promises to pay to Robert C. Groves or registered assigns (the "Registered Holder" hereof) on November 7, 2004 (the "Maturity Date") the principal amount of Fifty-Five Thousand Dollars ($55,000) in lawful money of the United States of America. Interest shall accrue on the principal balance outstanding from time to time at the rate of eight percent (8%) per annum, and shall be payable on the first day of each calendar month after issuance.

          This Note is further subject to the following provisions.

          1. Conversion.

          1.1 Right to Convert. At any time after September 1, 2004 and prior to the Maturity Date (the "Conversion Period") the Registered Holder shall have the right to convert all, but not less than all, of the principal obligation under this Note into fully paid and non-assessable shares of common stock, $.00001 par value, of the Company (the "Common
Stock").    The "Conversion Price" initially shall be Twenty-Five Cents
($.25) per share, subject to adjustment as set forth below. Any fractional share which results from a conversion will be rounded to the nearest whole share.

          1.2 Conversion Notice. The Registered Holder may exercise his conversion right by giving a written notice of conversion (the "Conversion Notice") to the Company during the Conversion Period (a) by facsimile confirmed by a telephone call or (b) by overnight delivery service, with a copy by facsimile to the Company's legal counsel, as designated by the Company from time to time. The Registered Holder shall also surrender this Note to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Registered Holder).

          1.3  Issuance of Certificates; Time Conversion Effected.
Promptly after the receipt of the Conversion Notice referred to in Section
1.2 and surrender of the Note, the Company shall cause to be issued and delivered to the Registered Holder, registered in such name or names as such Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Note has been converted. Such conversion shall be deemed to have been effected, and the Conversion Date shall be deemed to have occurred, on the date on which the Conversion Notice and the Note shall have been received by the Company. The rights of the holder of the Note (other than the right to receive accrued interest on the next payment date) shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the Registered Holder shall be subject to compliance with all applicable federal and state securities laws.

          1.4 Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

          2. Prepayment. The Company shall have the right to prepay the principal amount of the Note, in whole but not in part. The Company must give the Registered Holder at least thirty (30) days prior written notice of any prepayment, which notice shall specify the date on which prepayment shall be made. Upon receipt of such notice by the Registered Holder, the Conversion Period shall be deemed to commence, and the Registered Holder shall have the right to convert in accordance with
Section 1 until the Maturity Date.

          3. Miscellaneous.

          3.1 Notice to the Company. For purposes of this Note, any notice or other communication to be made by the Registered Holder, other than a Conversion Notice which shall be governed by Section 1.2 hereof, shall be deemed given when delivered by hand or one business day after tender to an overnight courier with a national reputation addressed to the Company at its principal office as follows, unless otherwise designated by the Company:

             The Kingsley Coach, Inc.
             180 U.S. Route 522
             Middleburg, PA 17842
             Attention: Ralph Dickenson, Chairman

          3.2 Notice to Registered Holder. Any notice given by the Company to the Registered Holder shall be deemed given when delivered by hand or one business day after tender to an overnight courier with a national reputation addressed to the Registered Holder, at such Holder's address as it appears on the Company's records.

          3.3. Notice of Certain Events.  In case at any time:

          (a) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

          (b) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, then, in any one or more of such cases, the Company shall give to the Registered Holder at least twenty (20) Trading Days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights. Such notice shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. Upon receipt of such notice by the Registered Holder, the Conversion Period shall be deemed to commence, and the Registered
Holder shall have the right to convert in accordance with Section 1 until the Maturity Date.

          3.4 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                    THE KINGSLEY COACH, INC.


                                    By: /s/ Ralph Dickenson
                                    ----------------------------------------
                                    Ralph Dickenson, Chief Executive Officer